                                                                Exhibit 4.1h
RELEASE OF GUARANTEE

This Release of Guarantee, dated as of July 25, 2008 (“Release”), is by and among U.S. BANK NATIONAL ASSOCIATION, as Trustee (as defined below), CRC HEALTH CORPORATION, a Delaware corporation (f/k/a CRC HEALTH GROUP, INC.) (the “Issuer”), ADIRONDACK LEADERSHIP EXPEDITIONS, LLC, a Delaware limited liability company (“Adirondack”) and LONE STAR EXPEDITIONS, INC., a Delaware corporation (“Lone Star” and, together with Adirondack, the “Company Guarantors”).

1. Reference to the Indenture and the Credit Agreement  Reference is made to (i) that Indenture dated as of February 6, 2006 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among CRCA Merger Corporation, a Delaware corporation, and U.S. Bank National Association, as trustee (the “Trustee”), and after the Mergers (as defined in the Indenture), the Issuer, and, as Guarantors, the Guarantors listed on the signature pages thereto and (ii) that Credit Agreement dated as of February 6, 2006 (as amended and restated as of November 17, 2006 and as subsequently amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CRC Health Group, Inc., a Delaware corporation (“Holdings”), the Issuer, Citibank, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, each Lender from time to time party thereto, JPMorgan Chase Bank, N.A., as Syndication Agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Documentation Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

2. Certification.  The undersigned, in the capacity as the duly appointed officer of each Company Guarantor and the Issuer, hereby certifies on behalf of each Company Guarantor and the Issuer that (i) each Company Guarantor has been released or shall be released simultaneously with this Release of its guarantee of Indebtedness of the Issuer under the Credit Agreement which resulted in the obligation to guarantee the Notes (the “Senior Release”) and (ii) the Trustee is authorized to release the Guarantee of each Company Guarantor pursuant to Section 10.05(a)(i)(c) of the Indenture.

3. Release.  In connection with the Senior Release, each Company Guarantor and the Issuer has requested that the Trustee release the Guarantee of each Company Guarantor created pursuant to Section 4.13 of the Indenture in accordance with Section 10.05(a)(i)(c) of the Indenture.  The Trustee hereby releases each such Guarantee as well as each Company Guarantor from the associated notation of Guarantee.  For the avoidance of doubt, this Release does not release any Guarantee in respect of Issuer or any other Guarantor other than the Company Guarantors pursuant to the Indenture.

4. General.  This Release shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York.  The parties may sign multiple counterparts of this Release.  Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

                                                               Exhibit 4.1h

Each of the undersigned has caused this Release to be executed and delivered by its duly authorized officer as of the date first above written.

CRC HEALTH CORPORATION

By:

Name:    Kevin Hogge
Title:     Chief Financial Officer

ADIRONDACK LEADERSHIP EXPEDITIONS, LLC

By:

Name:    Kevin Hogge
Title:     Chief Financial Officer

LONE STAR EXPEDITIONS, INC.

By:

      Name:    Kevin Hogge
  Title:     Chief Financial Officer

The foregoing is hereby agreed to and accepted:

U.S. Bank National Association,
   as Trustee

By:

Name:
Title: